WALL STREET INVESTING CORPORATION

Articles of Amendment

                  This is to Certify:

                  FIRST: That the charter of WALL STREET INVESTING CORPORATION, a Maryland corporation having its principal office in Maryland in Baltimore, Maryland, (hereinafter called the "Corporation"), is hereby amended by striking out the first sentence of paragraph SIXTH of the certificate of incorporation and inserting in lieu thereof the following:

         "The total amount of the authorized capital stock of the Corporation is One million dollars ($1,000,000) par value, divided into one million (1,000 000) shares of the par value of One dollar ($1.00) each."

                  SECOND: That the Board of Directors of the Corporation at a meeting duly convened and held on February 20, 1946, duly advised the amendment of the charter of the Corporation hereinabove set forth by passing a resolution declaring that said amendment is advisable and calling a meeting of stockholders to take action thereon.

                  THIRD: That the meeting of stockholders of the Corporation, called by the Board of Directors of the Corporation as aforesaid and duly warned in the manner provided by law was held at the office of the Corporation, One Wall Street New York, N. Y., in accordance with the By-Laws and Article 23,
Section 20 of the Public General Laws of Maryland, all stockholders appearing by their addresses on the books of the Corporation to be non-residents of Maryland, on March 4, 1946, and at said meeting of the stockholders, by the affirmative vote of the holders of two-thirds of the shares of the stock of the Corporation outstanding and entitled to vote, duly adopted the amendment of the charter of the Corporation hereinabove set forth.

                  FOURTH: (a) That the total number and par value of the shares of the capital stock heretofore authorized and the number and par value of the shares of each class are as follows: 75,000 shares of the par value of $1.00 each, all shares being of the same class.

                   (b) That the total number and par value of the shares of the authorized capital stock as increased and the number and par value of each class are set forth in Article FIRST hereof.

                   (c) That the preferences, voting powers, restrictions and qualifications of each class of the authorized capital stock as increased are as set forth in the charter.


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IN WITNESS WHEREOF, WALL STREET INVESTING CORPORATION has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereto attached and attested by its Assistant


Secretary on March 19, 1946.

WALL STREET INVESTING CORPORATION

By:

John Pell
-------------------
President

(Corporate
     Seal)

Attest:

Malcolm I. Ruddock
-------------------
Assistant Secretary

STATE OF NEW YORK,

COUNTY OF NEW YORK,
ss:


I HEREBY CERTIFY, that on March 19, 19469 before me, the subscriber, a notary public of the State of New York, in and for the County of New York, personally appeared JOHN PELL, President of Wall Street Investing Corporation, a Maryland corporation, and in the name and on behalf of said corporation acknowledged the foregoing Articles of Amendment to be the corporate act of said corporation, and at the same time personally appeared MALCOLM I. RUDDOCK and made oath in due form of law that he was secretary of the meeting of stockholders of the corporation at -which the amendment of the charter of the corporation set forth in said Articles of Amendment was adopted, and that the matters and facts set forth in said Articles of Amendment are true to the best of his knowledge, information and belief.

                  WITNESS my hand and notarial seal, the day and year last above written.

Frederick R. Koppen
    Notary Public

           Frederick R. Koppen
      Notary Public, Nassau Count
      Nassau County Clerk's No.94K
N.Y.Co.Clk's No.731 Reg. No.120K7
Commission Expires March 30, 1947

(Notarial Seal)